NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

FINANCIAL STATEMENT AND BANK WAIVER UPDATE

WESTPORT, CT, May 16, 2006 -- Terex Corporation (NYSE: TEX) announced today that it expects to complete and file its Annual Report on Form 10-K for the year ended December 31, 2005, as well as its quarterly reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, by the end of the day tomorrow. Additionally, Terex expects to complete and file its Form 10-Q for the quarterly period ended March 31, 2006 in the near future. The Company has obtained an extension of its waiver from its senior bank lending group that allows the Company until May 31, 2006 to provide its lenders with its financial information for the year ended December 31, 2005.

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, surface mining, shipping, transportation, refining, and utility industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

###

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com